Exhibit 99.1

DYNΛVAX

        INNOVATING IMMUNOLOGY

DYNAVAX REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

BERKELEY, CA – May 8, 2017 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the first quarter ended March 31, 2017.  Cash, cash equivalents and marketable securities were $85.4 million at March 31, 2017 compared to $81.4 million at December 31, 2016. The increase was primarily due to net proceeds of $29.5 million during the first quarter of 2017 from sales of common stock under an at-the-market sales agreement (ATM). The net loss for the quarter ended March 31, 2017 was $25.3 million, or $0.60 per share, compared to $27.0 million, or $0.70 per share, for the quarter ended March 31, 2016. Subsequent to March 31, 2017, additional net proceeds under the ATM Agreement were $18.9 million through May 3, 2017.

“In January we reduced operating cost, limited further investment in HEPLISAV-B [Hepatitis B Vaccine, (Recombinant) Adjuvanted] until after we have received approval, and focused our efforts on immuno-oncology,” said Michael Ostrach, chief financial officer of Dynavax. “We expect HEPLISAV-B costs prior to any FDA decision to be approximately $1 million per month and all other operating costs to support continued development of our oncology business for the remaining three quarters of 2017 to be approximately $45 million.  During the first quarter we maintained a strong financial position by reducing costs and financing our operations through use of the ATM. This has enabled us to advance HEPLISAV-B to a regulatory decision and continue to generate clinical results from our immuno-oncology portfolio to deliver value in both areas of our business during 2017. We have an abstract accepted for presentation in early June at the 2017 ASCO Annual Meeting reporting on our Phase 1b/2 study of SD-101 in combination with pembrolizumab in patients with metastatic melanoma and the Prescription Drug User Fee Act date for HEPLISAV-B is August 10, 2017.”

Research and development expenses were $16.3 million for the first quarter of 2017 compared to $20.1 million for the same period in 2016. This decrease was primarily due to lower costs related to HEPLISAV-B clinical activity and reduced personnel cost partially offset by increased costs relating to seeking regulatory approval for HEPLISAV-B and the ongoing development of SD-101 and earlier stage oncology programs.

General and administrative expenses were $6.5 million for the first quarter of 2017 compared to $8.2 million for the same period in 2016. The current quarter reflects reduced compensation and related personnel costs as a result of the January 2017 restructuring and cost reduction initiative. Additionally, the first quarter of 2016 included costs related to hiring of consultants for administrative and commercial development services for the anticipated commercial launch of HEPLISAV-B.

As part of the January 2017 restructuring, the company suspended manufacturing activities, commercial preparations and other longer term investment related to HEPLISAV-B during the regulatory review period and reduced its global workforce by approximately 40%.  During the first quarter of 2017 we recorded charges of $2.8 million related to severance, other termination benefits and outplacement services.

About SD-101

SD-101 is Dynavax's proprietary, second-generation, Toll-like receptor 9 (TLR9) agonist CpG-C class oligodeoxynucleotide. SD-101 is being studied for its multiple anti-tumor activities in innate immune cells and activation of plasmacytoid dendritic cells to stimulate T cells specific for antigens released from dying tumor cells. TLR9 agonists such as SD-101 enhance T and B cell responses and provide potent Type 1 interferon induction and maturation of plasmacytoid dendritic cells to antigen-presenting cells. SD-101 is being evaluated in several Phase 1/2 oncology studies to assess its safety and activity.

For information about SD-101 trials that are currently recruiting patients, please visit www.clinicaltrials.gov.

About HEPLISAV-B

HEPLISAV-B™ [Hepatitis B Vaccine, (Recombinant) Adjuvanted] is an investigational adult hepatitis B vaccine that combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response. In Phase 3 trials, HEPLISAV-B showed higher and earlier protection with fewer doses than a currently licensed hepatitis B vaccine. The most frequently reported local reaction was injection site pain. The most common systemic reactions were fatigue, headache and malaise, all of which were similar to an existing vaccine.

HEPLISAV-B is administered in two doses over one-month. Currently marketed hepatitis B vaccines are administered in three doses over a six-month schedule. Results of a published Vaccine Safety Datalink study showed that only 54 percent of adults completed the three-dose hepatitis B vaccine series in one year.1 Those who do not complete the series may not be adequately protected against hepatitis B.

Dynavax has worldwide commercial rights to HEPLISAV-B.

About Dynavax

Dynavax is a clinical-stage immunology company focused on leveraging the power of the body’s innate and adaptive immune responses through toll-like receptor (TLR) stimulation. Dynavax is developing product candidates for use in multiple cancer indications, as a vaccine for the prevention of hepatitis B and as a disease modifying therapy for asthma. Dynavax's lead product candidates are SD-101, an investigational cancer immunotherapeutic currently in Phase 1/2 studies, and HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

[1]

Nelson, J. et al. American Journal of Public Health, “Compliance with Multiple-Dose Vaccine Schedules Among Older Children, Adolescents and Adults: Results from a Vaccine Safety Datalink Study.” 2009. Vol. 99 No. S2.

Forward Looking Statements

This release contains forward-looking statements and estimates, including statements regarding estimated operating costs and anticipated cost reductions. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including whether anticipated operating costs projections will be achieved; whether HEPLISAV-B will be approved by the FDA; whether or not FDA will require additional clinical trials; the outcome of the scheduled Vaccines and Related Biological Products Advisory Committee (VRBPAC) meeting and whether it will impact the timing of FDA review or negatively impact the review and approval of the HEPLISAV-B Biologics License Application (BLA); whether additional studies or manufacturing process enhancements will be required, or other issues will arise that will delay the BLA review or negatively impact the review and decision whether to approve HEPLISAV-B; if approvable, whether the issues will negatively impact the potential scope of the label claims and nature of the label content for HEPLISAV-B; whether we can timely provide adequate clinical supplies; initiation, enrollment and completion of clinical trials of SD-101; the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; the ability to successfully develop and commercialize SD-101; whether or not Dynavax and parties with whom we are collaborating may reach any future agreement on further studies or a more extensive collaboration beyond the clinical trials contemplated under the existing agreements; and other risks detailed in the “Risk Factors” section of our most recent periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this press release. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

Contact:

Ryan Spencer

VP, Corporate Strategy & Communications

510.665.4618

rspencer@dynavax.com

DYNAVAX TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Collaboration revenue	$-	$895
Grant revenue	148	39
Service and license revenue	-	8
Total revenues	148	942

Operating expenses:
Research and development	16,345	20,067
General and administrative	6,472	8,169
Restructuring	2,783	-
Total operating expenses	25,600	28,236

Loss from operations	(25,452)	(27,294)

Other income:
Interest income	145	225
Other income, net	20	46
Net loss	$(25,287)	$(27,023)
Basic and diluted net loss per share	$(0.60)	$(0.70)
Weighted average shares used to compute basic and diluted net loss per share	41,830	38,472

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Cash, cash equivalents and marketable securities	$85,356	$81,415
Property and equipment, net	16,633	17,174
Goodwill	2,001	1,971
Other assets	6,142	9,120
Total assets	$110,132	$109,680

Liabilities and stockholders’ equity
Other liabilities	12,736	20,479
Total liabilities	12,736	20,479
Stockholders’ equity	97,396	89,201
Total liabilities and stockholders’ equity	$110,132	$109,680